                                                                 Bridge Bancorp Inc. and Subsidiary
                                                                   Computation of Per Share Income
                                                                           June 30, 1998
                                                                            (UNAUDITED)


                                                     ------------------------------------------------------
                                                           Three months ended          Six months ended
                                                         June 30,    June 30,        June 30,  June 30,
                                                           1998        1997            1998      1997
                                                     ------------------------------------------------------
Net Income .........................................   $  945,000   $1,610,000      $1,765,000   $2,367,000

Common Equivalent Shares:

Weighted Average Common Shares Outstanding .........   $1,408,197   $1,407,999      $1,408,099   $1,407,802
Weighted Average Common Equivalent Shares ..........   $   14,218   $    2,776      $   14,558   $    1,388
                                                       ----------------------------------------------------
Weighted Average Common and Common Equivalent Shares   $1,422,415   $1,410,775      $1,422,657   $1,409,190
                                                       ----------------------------------------------------
Net Income per Common Equivalent Share .............   $     0.67   $     1.14      $     1.24   $     1.68
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